Exhibit 10.7

LOAN AGREEMENT

Between

STW Oilfield Construction, LLC
 (as “Borrower”)

and

Joshua Brooks
(as “Lender”)

Dated:  As of September 26, 2013

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is made and entered into as of this 26th day of June, 2013, by and between STW Oilfield Construction LLC, a Texas limited liability company (“Borrower”) and Joshua Brooks, an individual (“Lender”).

1.             Basic Terms and Definitions.

1.1                  Certain Defined Terms. Except as specifically defined in this Agreement, all capitalized terms used in this Agreement are defined in Exhibit A attached hereto and have the meanings as set forth therein

1.2                  Borrower.  Borrower is a limited liability company organized under the laws of the State of Texas of which the Members are the only members.

1.3                  Property.  All personal property of Borrower including, but not limited to all equipment as more particularly described on Exhibit B attached hereto and all equipment and personal property hereafter acquired (the “Property”).

1.4                  Use of Loan Proceeds.  Borrower has applied to Lender for a loan of up to Two Hundred and Twenty-Five Thousand No/100 Dollars ($225,000.00) (the “Loan”), the proceeds of which are to be used to purchase the Property, to pay costs and expenses incident to purchases of property and to pay costs and expenses incident to closing the Loan and for other costs and expenses as desired by Borrower.

1.5                  Loan.  Subject to all of the terms, conditions and provisions of this Agreement, and of the agreements and instruments referred to herein, Lender agrees to make the Loan to Borrower (the “Commitment”) and Borrower agrees to accept and repay the Loan.  Unless sooner terminated in accordance with the terms of this Agreement, the obligation of Lender to make the Loan Advances hereunder shall commence on the date of this Agreement and shall terminate on December 31, 2014 (the “Commitment Termination Date”).

2.             LOAN PROVISIONS.

2.1                  Amount of Loan.  Subject to the terms and conditions of this Agreement and the other Loan Documents, Lender agrees to advance to Borrower Loan Proceeds in an amount equal to Two Hundred and Twenty-Five Thousand and No/100 Dollars ($225,000.00) (the “Loan Amount”).

2.2                  Term of Loan; No Extension Right. The Loan shall be for a term commencing on the date hereof and ending on the Maturity Date. There shall be no extension right.

2. 3                  Interest.

2. 3.1                    Contract Rate.  The unpaid principal balance of the Loan from time to time outstanding shall bear interest at the Contract Rate.  Interest shall be computed hereunder on the actual number of days elapsed over a year of 365/366 days and paid for on the actual number of days elapsed for any whole or partial month in which interest is being calculated.

2. 3.2                    Default Rate.  Notwithstanding anything to the contrary set forth in this Agreement, from and after the occurrence of an Event of Default and during the continuation thereof (whether or not Lender has accelerated payment of the Loan) and from and after the Maturity Date, the outstanding principal balance of all Obligations (including all unpaid installments of interest under the Note) shall bear interest, at the Default Rate.

2. 3.3                    Late Charges.  In the event that any payment of principal and/or interest herein provided for shall become overdue for more than ten (10) days, a “late charge” of five percent (5%) of the required payment shall become immediately due and payable to Lender, as liquidated damages for failure to make prompt payment, and the same shall be secured by the Security Documents.

2. 3.4                    Interest Installments.  Monthly payments of accrued, but unpaid interest only shall be due and payable on the  1st day of each month during the Term of the Loan, beginning on November 1, 2013 and with a like such installment being due and payable on the  1st day of each succeeding calendar month thereafter for the first three (3) months of the Term.  Thereafter, payments will be due and payable per Section 2.4.1.

2. 3.5                    Recapture of Interest.  Notwithstanding the foregoing, if at any time the amount of interest to be paid by Borrower would exceed the Maximum Legal Rate, then the interest payable under this Agreement shall be computed upon the basis of the Maximum Legal Rate, but any subsequent reduction in the Contract Rate or Default Rate, as applicable, shall not reduce such interest thereafter payable hereunder below the amount computed on the basis of the Maximum Legal Rate until the aggregate amount of such interest accrued and payable under this Agreement equals the total amount of interest which would have accrued if such interest had been at all times computed solely on the basis of the Contract Rate or Default Rate, as applicable.

2. 3.6                  Maximum Legal Rate.  All agreements between Borrower, Guarantors, and Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the Obligations or otherwise, shall the amount paid or agreed to be paid to Lender for the use or the forbearance of the Indebtedness evidenced by the Note exceed the Maximum Legal Rate.  As used herein, the Maximum Legal Rate shall mean the Maximum Legal Rate in effect as of the date hereof; provided, however, in the event that there is a change in the Maximum Legal Rate which results in a higher permissible rate of interest, then the Maximum Legal Rate shall be governed by such new law as of its effective date.  In this regard, it is expressly agreed that it is the intent of Borrower, Lender and Lender in the execution, delivery and acceptance of this Agreement and the Notes to contract in strict compliance with the laws of the State of Texas from time to time in effect.  If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the other Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from any circumstances whatsoever Lender should ever receive as interest any amount which would exceed the Maximum Legal Rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance of the Obligations and not to the payment of interest.  This provision shall control every other provision of all agreements between Borrower, Guarantor and Lender.

The provisions of this Section 2.3.6 shall be deemed to be incorporated into every document or communication relating to the Obligations which sets forth or prescribes any account, right or claim or alleged account, right or claim of Agent and/or Lenders with respect to Borrower (or any other obligor in respect of Obligations), whether or not any provision of this Section 2.3.6 is referred to therein.  All such documents and communications and all figures set forth therein shall, for the sole purpose of computing the extent of the Obligations and obligations of the Borrower (or other obligor) asserted by Lender thereunder, be automatically recomputed by Borrower or any other obligor, and by any court considering the same, to give effect to the adjustments or credits required by this Section 2. 3.6.

2. 4                  Principal and Interest Repayment.

2.4.1                    Loan Payments.  Beginning on the 1st day of November 2013, monthly payments of principal and interest shall be due and payable, with a like installment being due and payable on the 1st day of each month thereafter during the Term of the Loan, and the entire outstanding balance of the Loan shall be due and payable in full at Maturity. The monthly payments of principal and interest will be amortized over the remainder of the Loan Term (33 months) at the Contract Rate.

2.4.2                    Prepayment and Certain Payments.  Subject to the terms of this Section 2.4.2, all or any portion of the unpaid principal balance of the Loan may be prepaid at any time.  Notwithstanding the foregoing, if Borrower elects to pre-pay all or part of the Loan during the first six (6) months of the Term, then Borrower will be required to pay to Lender the Prepayment Premium.  Following the sixth month anniversary of the Loan, Borrower may prepay all or any portion of the unpaid principal balance of the Loan, without premium or penalty, by a payment to Lender of immediately available Dollars by the Borrower. Any partial prepayment of principal shall first be applied to any installment of principal then due and owing and shall then be applied to installments of principal due in the reverse order of maturity, and no such partial prepayment shall relieve Borrower of the obligation to pay each subsequent installment of principal when due.

2. 5                  Application of Payments and Collections.  As long as no Event of Default has occurred and is continuing, all payments shall be applied first to the payment of all fees, expenses and other amounts due to the Lender (excluding principal and interest), and then to accrued interest, and the balance on account of outstanding principal.  After the occurrence of an Event of Default and during the continuance thereof, Borrower shall have no right, and it hereby irrevocably waives the right, to direct the application of any and all payments and collections at any time or times received by Lender from or on behalf of Borrower, and Borrower does hereby irrevocably agree that Lender shall, after the occurrence of an Event of Default and during the continuance thereof, have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times by Lender against the Obligations, in such manner as Lender may deem advisable, notwithstanding any entry by Lender upon any of their books and records.

2. 6                  Taxes or Assessments.  If after the date hereof, any federal or state laws, rules or regulations are changed and the compliance by Lender with any law, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (a) shall subject Lender to any tax, duty or other charge with respect to any loans made by Lender, or shall change the basis of taxation of payments to Lender of the principal of or interest on the Loan or any other amounts due under this Agreement; (b) shall impose, modify or deem applicable any assessment or other charge (including any assessment for insurance of deposits) against assets of, deposits with or for the account of, or credit extended by Lender; (c) shall impose on Lender any other condition affecting this Agreement, the Loan or the Note and the result of any of the foregoing is to increase the cost to Lender of making or maintaining the Loan hereunder, or to reduce the amount of any sum received or receivable by Lender under this Agreement or under their Note, then Lender shall promptly notify the Borrower thereof in writing stating the reasons therefor and the additional amounts required to fully compensate Lender for such increased cost or reduced amount as reasonably determined by Lender and, within ten (10) days after demand by Lender, Borrower shall pay directly to Lender such additional amount or amounts as will compensate Lender for that portion of such cost, increased cost or such reduction which relates to the Obligations of Borrower.  No federal, state, local or foreign taxes based on gross or net income, or any franchise, net worth or capital tax payable by Lender, shall be considered in making the determination of increased cost or reduction in amount receivable to Lender under this Section 2. 6.1.  Lender shall not be entitled to make a demand for and Borrower shall not be liable for payment of any amount under the terms of this provision following payment in full of the Obligations.

2. 7                  Term of Agreement.  The provisions of this Agreement shall be and remain in effect until full and final payment in immediately available funds of all of the Obligations.

2. 8                  Fees.

2.8.1                    Commitment Fee.  N/A
2.8.2                    Loan Brokerage Fee.  Intentionally Deleted.

2. 9                  Acceleration.  The Loan may be accelerated, at the option of the Lender, at any time following the occurrence of an Event of Default.  Upon an acceleration of the Loan, the entire principal balance of the Loan, together with all unpaid and accrued interest and all costs, expenses and fees, shall be due and payable together with interest on such amounts at the Default Rate.  Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, from and after the acceleration of the Loan an Event of Default shall be deemed to be continuing notwithstanding Borrower's cure of any Event of Default.

2. 10                  The Loan to Constitute One Obligation.  The Loan shall constitute one general obligation of Borrower to Lender, and shall be secured by Lender's security interests in and liens upon all of the Collateral, and by all other security interests and liens heretofore, now or at any time or times hereafter granted by Borrower to Lender or to Lender.

2. 11                  Time of Payments and Prepayments in Immediately Available Funds. Notwithstanding any provision to the contrary contained in any of the Loan Documents, (a) the due dates of all payments under the Loan Documents shall be adjusted in accordance with the Following Business Day Convention, and (b) all payments and prepayments of principal, fees, interest and any other amounts owed from time to time under this Agreement and/or under any Note shall be made to the Lender at the Lender's address referred to in Section 17.1 in Dollars and in immediately available funds prior to 12:00 o'clock P.M. on the Business Day that such payment is due, subject to, if applicable, the Following Business Day Convention.  Any such payment or prepayment which is received by the Lender in Dollars and in immediately available funds after 12:00 o'clock P.M. on a Business Day shall be deemed received for all purposes of this Agreement on the next succeeding Business Day except that solely for the purpose of determining whether a Default has occurred, any such payment or prepayment if received by the Lender prior to the close of the Lender's business on a Business Day shall be deemed received on such Business Day.

3.                  SECURITY FOR THE LOAN; LOAN AND SECURITY DOCUMENTS. 3.1 Security.  The Loan, together with all other Obligations of Borrower to Lender shall be secured, inter alia, by the following “Security” which Borrower agrees to provide and maintain:

3.1.1                  Security Agreement.  A security agreement (the “Security Agreement”) on (i) the Property, (ii) all other assets (including, without limitation, accounts, receivables, contracts (including but not limited to operating and lease contracts), leases, contract rights, Licenses and Permits, general intangibles, documents and instruments), including all after-acquired property, owned, or in which Borrower has or obtains any interest, in connection with the Property; and (iii) all insurance proceeds and other proceeds therefrom.

3.1.2                  UCC Financing Statements.                                                   (a) A first lien UCC-1 Financing Statement filed on (i) the Property, (ii) all fixtures, goods, equipment, and other assets (including, without limitation, accounts, receivables, contracts, leases, contract rights, Licenses and Permits, general intangibles, documents and instruments), including all after-acquired property, owned, or in which Borrower has or obtains any interest, in connection with the Property.

3.1.2                  Guaranty(ies). Intentionally Deleted.

3.1.3                  Other Security Documents.  Any other Security Documents that may be required by Lender at Closing or from time to time.

3.2                  Loan Documents and Security Documents.  The Loan shall be made, evidenced, administered, secured and governed by all of the terms, conditions and provisions of the Loan Documents, each as the same may be hereafter modified or amended, consisting of: (i) this Agreement; (ii) the Note executed by the Borrower in favor of the Lender; (iii) the Security Agreement; (iv) the related UCC Financing Statements; and (vii) any Other Agreements executed to further evidence or secure the Loan.

3.3                  Termination of Security Interests.  Upon the satisfaction in full of all of the Obligations, Lender shall release, terminate and satisfy all of its security interests in and liens upon all remaining Collateral, and Lender shall deliver to Borrower any and all written instruments requested by Borrower which are reasonably necessary to evidence such release, termination and satisfaction. Lender shall not have any obligation to pay any costs or fees associated with the filing or recordation of any such release, termination or satisfaction and Borrower agrees to pay all reasonable costs and expenses (including reasonable attorneys' fees) incurred by Lender in connection with the preparation, recording and filing of any of such instruments.

4.             CONTINUING AUTHORITY OF AUTHORIZED REPRESENTATIVES.                                                                                                                              4.1Authorized Representatives.  Lender is authorized to rely upon the continuing authority of Lee Maddox, COO of Borrower, and Stanley T. Weiner (“Authorized Representatives”) to bind Borrower with respect to all matters pertaining to the Loan and the Loan Documents.  Such authorization may be changed only upon written notice to Lender accompanied by evidence, reasonably satisfactory to Lender, of the authority of the person giving such notice and such notice shall be effective not sooner than five (5) Business Days following receipt thereof by Lender.

5.             LENDER'S CONSULTANTS.                                                    5.1           Right to Employ.  In the event of default, Lender shall have the right to employ, for the below functions, its own personnel or other specialists, environmental advisors, accountants and attorneys to act as advisors to Lender in connection with the Loan (each of which shall be a “Consultant”).

5.2                  Functions.  The functions of a Consultant shall include without limitation: (a) inspection and physical review of the Property; (b) review and analysis of any work to be done in connection with the Property (if any); (c) review and analysis of environmental matters; (d) management of the Property; and (e) review and analysis of legal matters pertaining to the Property or issues arising under the Loan Documents or otherwise in connection with the Property.

5.3                  Payment.  The reasonable costs and fees of Consultants shall be paid by Borrower.

5.4                  Access.  Borrower shall provide Lender's personnel and all Consultants with continuing access to the Property and all books and records related thereto; provided that Lender's personnel and Consultants shall not unreasonably disturb Borrower's business.

5.5                  No Liability.  Neither Lender nor any Consultant shall have any liability to Borrower or to any third party on account of:  (a) services performed by any Consultant or any failure or neglect by any Consultant to properly perform services, provided however, each Consultant shall be liable for its respective gross negligence and willful misconduct; or (b) any approval or disapproval of work, plans or other matters.  Neither Lender nor any Consultant shall have any obligation regarding proper performance of work related to the Property.  Borrower shall have no rights under or relating to any agreement, report or similar document prepared by any Consultant.

6.             LOAN DISBURSEMENT.  6.1           Advance of Loan Proceeds.  Lender shall, subject to compliance with all of the other terms, conditions and provisions of this Agreement, make a disbursement of a portion of the Loan Proceeds (“Initial Loan Advance”) at closing in an amount mutually agreed upon between Lender and Borrower.

6.2                   Subsequent Advances.  So long as an Event of Default is not then in existence, Lender shall, subject to compliance with all of the other terms, conditions and provisions of this Agreement, make subsequent disbursements of the Loan Proceeds (the “Subsequent Loan Advances” and together with the Initial Loan Advance are collectively referred to herein as the “Loan Advance”) to Borrower in accordance with the following:

(a)           Each Subsequent Loan Advance shall be made, at Borrower’s request to Lender on the basis of a written request (the “Notice of Borrowing”) and Lender shall act upon such requests within three (3) Business Days following the receipt of a Notice of Borrowing for such Subsequent Loan Advance which action may include, without limitation, funding the requested Subsequent Loan Advance or specifying the basis for not funding and, when applicable, requesting additional information and supporting documentation. The Notice of Borrowing shall specify (a) the requested borrowing date, and (b) the amount of the Subsequent Advance along with the relevant wiring instructions (whether to Borrower or an affiliate of Borrower).

(b)           No Subsequent Loan Advances shall be made after the Commitment Termination Date.

(c)         In no event shall Lender be obligated to advance an aggregate of more than the Maximum Loan Amount.  However, Lender may, in its absolute discretion, from time to time make Subsequent Loan Advances which exceed such total limits, and such Subsequent Loan Advances, if made, shall bear interest at the same rate as is provided for all Loan Advances under this Agreement.

7.             CONDITIONS PRECEDENT AND CONDITIONS SUBSEQUENT.

7.1                  Conditions Precedent.  It shall be a condition precedent of Lender's obligation to close the Loan that each of the following conditions precedent be satisfied in full (as determined by Lender in its reasonable discretion which discretion shall be exercised in good faith having due regard for the advice of Lender's Consultants), unless waived by Lender at or prior to closing and funding the Loan:

7.1.1                    Satisfactory Loan Documents.  Each of the Loan Documents shall be satisfactory in form, content and manner of execution and delivery to Lender and its counsel.

7.1.2                    No Material Change.  No material adverse change shall have occurred in the financial condition, business, affairs, operations or control of Borrower or the Guarantors since the date of their respective financial statements most recently delivered to Lender.

7.1.3                    Warranties and Representations Accurate.  All warranties and representations made by or on behalf of Borrower or the Guarantors to Lender shall be true, accurate and complete in all material respects and shall not omit any material fact necessary to make the same not misleading.

7.1.4                    Financials.  Lender shall have received and approved financial statements of the Borrower in all respects satisfactory to Lender and (b) such other information as Lender may reasonably request.

7.1.5                    Validity and Sufficiency of Security Documents.  The Security Agreement, UCC-1 Filing Statements and the other Security Documents shall create valid and perfected liens on the Property and all Collateral and each of the Security Documents and related UCC filings shall have been duly recorded and filed to the satisfaction of Lender and its counsel.

7.1.6                    No Other Liens; Taxes and Municipal Charges Current.  Subject to Section 11.1.4 below, the Property and Collateral shall not be subject to any liens or encumbrances, whether inferior or superior to the Loan Documents or the Security Documents, except in respect of: (a) personal property taxes not yet due and payable; and (b) Permitted Exceptions.  All personal property taxes and other municipal charges relating to any of the Collateral shall be current.

7.1.7                    Compliance With Law.  Lender shall have received and approved evidence that:

(a)
Present Compliance.  All tangible personal property constituting or intended to constitute Collateral for the Loan complies in all material respects with all applicable Legal Requirements and the provisions of all applicable Licenses and Permits.

(b)
No Prohibitions or Violations.  There are no applicable Legal Requirements which prohibit or materially, adversely limit the use of the Property for the purposes the same is intended for, nor is there any outstanding and uncured material violation of any applicable Legal Requirements.

(c)	Licenses and Permits. Borrower has all necessary and required permits and licenses to use and operate the Property for its intended purposes and in the ordinary course of Borrower’s business.

7.1.8                  Evidence of Perfection.  Lender shall have received such evidence of the perfection of Lender’s liens and security interests as Lender or its counsel may reasonably require.

7.1.9                  Insurance.  Borrower shall have provided to Lender with respect to the Property and the Collateral evidence of current valid insurance policies (liability and all risk) which meet the insurance requirements of Lender and its Consultants as set forth in Section 9.4; (ii) an endorsement naming Lender as loss payee or named insured, as the case may be and (iii) evidence of payment of the premiums for such insurance.

7.1.10                  Organizational Documents and Entity Agreements.  Lender shall have received and approved the limited liability company, limited partnership and other organizational documents of Borrower.

7.1.11                  Votes, Consents and Authorizations.  Lender shall have received and approved certified copies of all limited liability company and corporate votes, consents and authorizations that may be reasonably required to evidence authority for:  (a) closing the Loan and the transactions contemplated hereby; (b) providing continuing authorization to designated persons to deal in all respects on behalf of Borrower; and (c) the execution of all Loan Documents.

7.1.12                    No Default.  There shall not be any Event of Default or any monetary Default under any of the Loan Documents.

7.1.13                    Closing Affidavit.  At the closing of the Loan, an Authorized Representative of Borrower shall execute and deliver to Lender an affidavit certifying to Lender (a) that all financial information furnished by or on behalf of Borrower to Lender is accurate and correct in all material respects as of the reporting date(s) thereof and that there have been no material adverse changes since the reporting date(s) thereof; (b) that except as disclosed in writing to Lender and approved by Lender in writing, Borrower is not in default under any material obligation or agreement to which it is a party or by which it or the Property and Collateral is bound; and (c) that, except as disclosed in writing to Lender and approved by Lender in writing, there is no material litigation pending or, to the best of Borrower's knowledge, threatened, against Borrower which could have a material adverse effect on Borrower, the Property or Collateral.

7.1.17                    Other Documents.  Lender shall have received and approved such other closing documents, instruments and agreements as are required or necessary to close the Loan, including such other documents, instruments and agreements as Lender reasonably determines are necessary at any time to perfect any of Lender's security interests in the Collateral.

7.1.18                    No Proceedings, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby or which, in Lender's judgment, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

7.1.19                    Payment of Lender's Fees and Costs.  Borrower shall have paid (a) the fees payable to Lender described in Section 2.8, and (b) all of Lender's costs and expenses as described in Section 9.12.

8.             WARRANTIES AND REPRESENTATIONS.

Borrower warrants and represents to Lender, for the express purpose of inducing Lender to enter into this Agreement, to make the Loan, and to otherwise complete all of the transactions contemplated hereby, that as of the date of this Agreement, as follows:

8.1                  No Property Violations. Borrower has not received written notice of any uncured violation of any federal, state or local law relating to the use or operation of the Property, which would materially adversely affect the Property or use thereof.

8.2                  Pending Actions. Borrower has not received written notice of any action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Borrower which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

8.3                  Litigation.  There is no pending litigation and Borrower has not received written notice of any litigation, which has been filed against Borrower that arises out of the ownership, management or operation of the Property and that would materially affect the Property or use thereof, or Borrower’s ability to perform hereunder.

8.4                  Operating Agreements.  Intentionally Deleted.

8.5                  Lease Agreements.  Intentionally Deleted.

8.6                  Environmental Matters.  Borrower is, and the operations of Borrower are, in compliance with all applicable Environmental Legal Requirements.  Borrower has not been notified of any action, suit, proceeding or investigation (a) relating in any way to compliance by or liability of Borrower under any Environmental Legal Requirements, (b) which otherwise deals with Hazardous Substances or any environmental law, or (c) which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment, or disposal of any Hazardous Substance.

8.10                  Financial Information.  True, accurate and complete financial statements of Borrower have been delivered to Lender and the same fairly present the financial condition of Borrower as of the respective dates thereof and no material and adverse change has occurred in such financial condition since the respective dates thereof.  The fiscal year of Borrower end on December 31 of each year.

8.11                  No Violations.  The consummation of the Loan and the subsequent payment and performance of the Obligations evidenced and secured by the Loan Documents shall not constitute a violation of, or conflict with, any law, order, regulation, contract, agreement or organizational document to which Borrower is a party or by which Borrower or the Property, may be bound.

8.12                  No Litigation. (a) There is no material litigation now pending, or, to the best of Borrower's knowledge, threatened, against Borrower (with respect to the Property or otherwise) which if adversely decided could materially impair the ability of Borrower to pay and perform its respective obligations hereunder or under the other Loan Documents.

8.13                  Compliance With Legal Requirements. The Property complies with all Legal Requirements and any and all covenants, conditions, restrictions or other matters, which affect the Property, except where such failure to comply does not have a material adverse effect on the use, value or operations of the Property.

8.14                  Required Licenses and Permits. Borrower possesses all licenses, permits and franchises, and all rights thereto, necessary to operate the Property and conduct its business as now conducted and as presently proposed to be conducted.

8.15                  Use of Loan Proceeds.  The proceeds of the Loan shall be used solely and exclusively (a) to purchase Property at Closing and thereafter, (b) for payment of costs associated with the purchase of Property, and (c) for payment of costs and expenses incurred in connection with the financing provided by the Loan.

8.16                  Entity Matters.

8.16.1                    Organization.  Borrower is a duly organized and validly existing limited liability company in good standing under the laws of the State of Texas. Borrower is duly qualified in each jurisdiction where the nature of its business is such that qualification is required. Borrower has all requisite power and authority to conduct its business and to own its property, as now conducted or owned, and as contemplated by this Loan Agreement.

8.16.2                    Authorization.  All required corporate, limited partnership and other entity actions and proceedings have been duly taken so as to authorize the execution and delivery by Borrower of the Loan Documents and the payment and performance of Borrower's Obligations thereunder.

8.17                  Valid and Binding.  Each of the Loan Documents constitute legal, valid and binding obligations of Borrower and is enforceable in accordance with the respective terms thereof, subject to bankruptcy, insolvency and similar laws of general application affecting the rights and remedies of creditors and, with respect to the availability of the remedies of specific enforcement, subject to the discretion of the court before which any proceeding therefor may be brought.

8.18                  No Required Consents.  The execution, delivery and performance of the Loan Documents and the transactions contemplated thereby do not require any approval or consent of, or filing (other than the recording of the UCC Financing Statements) or registration with, any governmental or other agency or authority, or any other party.

8.19                  No Default.  To the best of Borrower's knowledge, no Default exists under any of the Loan Documents.

8.20                  No Broker or Finder.  Neither Borrower, nor anyone acting on behalf thereof, has dealt with, made any agreement with or retained the services of any broker, finder or other person or entity who or which may be entitled to a broker's or finder's fee, or other compensation, payable by Borrower or by Lender in connection with the Loan.

8.21                  Solvency.  Borrower is, and after giving effect to the transactions contemplated under the Loan Documents will be, solvent.  After giving effect to the transactions contemplated under the Loan Documents, Borrower:  (a) will be able to pay its respective debts as they become due, and (b) will have funds and capital sufficient to carry on its businesses and all businesses in which it are about to engage.

8.22                  Other Agreements. Borrower is not a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction, which could have a material adverse effect on the businesses, properties, assets, operations or conditions, financial or otherwise of Borrower, or the ability of the Borrower to carry out its respective obligations under the Loan Documents.  To the best of the Borrower's knowledge, Borrower is bot in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

8.23                  No Subsidiaries.  Borrower has no subsidiaries.

8.24                 Guarantor's Warranties and Representation.  Intentionally Deleted.

9.             COVENANTS.

Borrower covenants and agrees that from the date hereof and so long as any Indebtedness remains unpaid hereunder, or any of the Loan or other Obligations remains outstanding as follows:

9.1                    Financial Statements and Reports.  Borrower shall furnish or cause to be furnished to Lender from time to time, the following financial statements and reports and other information, all in form, manner of presentation and substance reasonably acceptable to the Lender:

9.1.1                    Annual Statements.  As soon as available, but in any event within sixty (60) days following the end of each calendar year, the following certified by the Borrower to be true, accurate and complete in all material respects: (i) unaudited financial statements of Borrower in form reasonably acceptable to Lender, such financial statements to include a balance sheet, income statements and cash flow statements and to be supplemented by such detail and supporting data and schedules as Lender may from time to time reasonably require, setting forth in each case in comparative form the figures for the previous year; (ii) a property tax status report setting forth the annual personal property taxes payable with respect to the Property, the due dates of such personal property taxes and the portions of such taxes which have been paid; and (iii) such other information as the Lender may reasonably require..  In addition, Borrower will provide Lender a copy of all audited financial statements as soon as available, but in any event within one hundred (180) days following the end of each calendar year.

9.1.2                    Quarterly Statements.  As soon as available, but in any event within forty-five (45) days following the end of each calendar quarter, the following certified by the Borrower to be true, accurate and complete in all material respects:  (i) unaudited financial statements of Borrower in form reasonably acceptable to Lender, such financial statements to include a balance sheet, income statement and cash flow statement and to be supplemented by such detail and supporting data and schedules as Lender may from time to time reasonably require; (ii) a property tax status report setting forth the annual personal property taxes payable with respect to the Property, the due dates of such personal property taxes and the portions of such taxes which have been paid; and (iii) such other information as the Lender may reasonably require.

9.1.3                    Monthly Reports.  As soon as available, but in any event within thirty (30) days following the end of each calendar month, (a) a monthly report with respect to the Property and Collateral prepared by Borrower based upon the books and records of Borrower, such report to include a cash flow and income statement.

9.1.4                    Data Requested.  Within a reasonable period of time and from time to time such other financial data and information (in each case unaudited) as Lender may reasonably request with respect to the Property or Borrower.

9.1.5                    Tax Returns.  Upon Lender's request, complete copies of all federal and state tax returns and supporting schedules of Borrower.

9.1.6                    Guarantor's Statements.  Intentionally Deleted.

9.1.7                    Additional Information.  In addition, Borrower shall furnish to Lender promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower, which, if determined adversely to the Borrower, could have a material adverse effect on the financial condition, properties or operations of the Borrower.

9.2                  Payment of Taxes and Other Obligations; Tax Escrow Account.

9.2.1                    Payment. Borrower shall duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges payable by it, or with respect to the Collateral and Property, as well as all claims or obligations for labor, materials, supplies or services or for borrowed funds in any amount.

9.2.2                    Tax Escrow Account.  Intentionally Deleted.

9.3                  Conduct of Business; Compliance With Law.  Borrower shall engage solely in the oilfield services business and related activities and in the business activities in which Borrower is currently engaged. Borrower shall operate the Property and conduct its affairs in a lawful manner and in substantial compliance with all Legal Requirements applicable thereto.

9.4                  Insurance.  Borrower shall at all times maintain in full force and effect the insurance coverages as set forth in Exhibit C of this Loan Agreement and shall cause Lender to be designated as loss payee and as additional insured on all such policies in accordance with the requirements of Exhibit C.  All insurance premiums shall be paid as and when due, and Lender shall be provided with evidence of such prepayment of insurance premiums prior to closing and thereafter at least thirty (30) days prior to each date on which the coverage may lapse for non-payment or otherwise or replacement of such coverages.  If Borrower fails to provide and pay for such insurance and deliver to Lender evidence of such payment within five (5) days of the demand for same by Lender, Lender may, at Borrower's expense, procure the same, but Lender shall not be required to do so.

9.5                  Restrictions on Liens, Transfers and Additional Debt

9.5.1                    Prohibited Transactions.  Except for Permitted Transactions, Borrower shall not: (a) create or incur, or suffer to be created or incurred, or to exist, any encumbrance, pledge, lien, charge or other security interest of any kind, or any negative pledge of any kind, upon any of its assets of any character, whether or not related to the Property, or any portion thereof, whether now owned or hereafter acquired or upon the proceeds or products thereof; (b) create or incur any Indebtedness, whether secured or unsecured, either directly or as a guarantor, except for the Loan and Permitted Additional Debt; (c) permit any sale, transfer, exchange, assignment or pledge of or grant of any security interest in any ownership interests in Borrower; (d) sell, convey, transfer or exchange the Property, or any portion thereof, whether now owned or hereafter acquired; or (e) permit any Person to create or incur any Indebtedness, whether secured or unsecured, either directly or as a guarantor, which is in any way recourse (whether directly, indirectly, absolutely or contingently) to Borrower or to any assets that are owned by Borrower.

9.5.2                    Permitted Transactions.  The term “Permitted Transactions” shall mean Permitted Transfers, Permitted Additional Debt and Permitted Exceptions.

9.5.3                    Permitted Transfers.  The term “Permitted Transfers” shall mean: (a) the Security Documents and other agreements in favor of Lender or (b) transactions, whether outright or as security, for which the Lender's prior written consent has been obtained, which consent may be withheld, granted or granted conditionally, subject to such protective and other conditions as the Lender may require in its sole and absolute discretion.

9.5.4                    Permitted Additional Debt.  The term “Permitted Additional Debt” shall mean: (a) Indebtedness, whether secured or unsecured, for which the Lender's prior written consent has been obtained, which consent may be withheld, granted or granted conditionally subject to such protective and other conditions as the Lender may require in its sole and absolute discretion; (b) Indebtedness (excluding borrowed funds) incurred in the ordinary course of business of operating the Property which are payable without interest if paid by the applicable due date; (c) any tax, assessment, charge, levy or claim described in Section 10.1.1 provided that Borrower is in compliance with the terms of Section 10.1.1 and (d) the factoring agreement with Crown Financial, LLC dated of even date herewith (the “Factoring Agreement”).

9.5.5                      Additional Funds.  All funds required for the Property in excess of those available from the Loan shall be provided by Borrower, or its owners, as additional equity contributions or by Permitted Additional Debt.

9.6                  Limits on Guaranties.  Borrower shall not guaranty the obligations of any Person.

9.7                  No Dissolution, Merger or Acquisitions.  Borrower shall not dissolve or liquidate, or merge or consolidate with, or otherwise acquire all or substantially all of the assets of, any other Person, or enter into any merger or consolidation agreements.

9.8                  Restrictions on Investments.  Borrower shall not make or permit to exist any direct or indirect Investment in any tangible personal property other than that acquired in the normal and ordinary course of Borrower's present business and in connection with the Property.

9.9                  Indemnification Against Payment of Brokers' Fees.  Borrower agrees to defend, indemnify and save harmless Lender and Lender from and against any and all liabilities, damages, penalties, costs, and expenses, relating in any manner to any brokerage or finder's fees in respect of the Loan, excluding, however, any claims arising from the intentional actions of Lender.

9.10                    Environmental Indemnity Obligations.   Borrower has executed and delivered to Lender an Environmental Indemnity Agreement (the “Environmental Indemnity Agreement”) pursuant to the terms of which Borrower has agreed to pay and perform its therein specified obligations with respect to environmental matters and to indemnify and hold Lender and Lender harmless with respect to such environmental matters (collectively, the “Environmental Indemnity Obligations”).  Borrower's Environmental Indemnity Obligations shall survive the foreclosure and/or discharge of the Liens and shall for all purposes be deemed to be an Obligation and shall be fully secured by all of the other Security Documents.

9.11                  Intentionally Deleted.

9.12                  Pay Indebtedness and Perform Obligations.  The Borrower shall: (a) make full and timely payment when due of all amounts owed by the Borrower to the Lender, whether now existing or hereafter arising; (b) duly comply in all material respects with all of the terms and covenants contained in each of the Loan Documents; and (c) duly comply with all applicable provisions of all other agreements, indentures, leases, contracts and other documents binding upon the Borrower; all at the times (and in any case prior to the expiration of any applicable grace periods) and places and in the manner set forth therein.

9.13                  Place for Records; Inspection.  Borrower shall maintain all of its business records at the address specified at the beginning of this Agreement.  Upon two (2) Business Days' prior notice and at reasonable times during normal business hours Lender shall have the right (through such agents or Consultants as Lender may designate) to examine Borrower's property and make copies of and abstracts from Borrower's books of account, correspondence and other records, it being agreed that Lender shall use reasonable efforts to not divulge information obtained from such examination to others except in connection with Legal Requirements and in connection with administering the Loan, enforcing their rights and remedies under the Loan Documents and in the conduct, operation and regulation of their banking and lending businesses (which may include,  without limitation, the transfer of the Loan or of participation interests therein).  Any transferee of the Loan or any holder of a participation interest in the Loan shall be entitled to deal with such information in the same manner and in connection with any subsequent transfer of its interest in the Loan or of further participation interests therein.

9.14                      Costs and Expenses.  Borrower shall pay all reasonable costs and expenses incurred by Lender (whether prior or subsequent to the date hereof and regardless of whether an Event of Default exists) in connection with (a) the negotiation, preparation, execution, delivery, administration, modification, amendment or waiver of, or consent under, any provision of this Agreement, any of the other Loan Documents or any of the other documents to be delivered hereunder or thereunder, (b) the closing or administration of the Loan, and (c) any Default or alleged Default hereunder; including in each case, without limitation, all reasonable fees and expenses associated with travel and all reasonable fees and expenses of legal counsel (including outside legal counsel and the allocated costs of in-house legal counsel), accountants, appraisers, engineers, surveyors and consultants retained by Lender with respect thereto.  Additionally, if an Event of Default occurs, Borrower shall pay all costs and expenses incurred by Lender (including, without limitation, the reasonable fees and expenses of legal counsel, including outside legal counsel and the allocated costs of in-house legal counsel) in connection with the restructuring or enforcement (whether through negotiation, collection, bankruptcy, insolvency or other enforcement proceedings or otherwise) of this Agreement and the other Loan Documents and the collection of the Loan, including, without limitation, any costs incurred in connection with any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon any of the Collateral. Additionally, Borrower shall pay all costs and expenses incurred by Lender (including, without limitation, the reasonable fees and expenses of legal counsel, including outside legal counsel and the allocated costs of in-house legal counsel) in connection with any litigation, contest, dispute, suit, proceeding or action brought against Lender by any third party relating in any way to the Property or any of the other Collateral, this Agreement or any of the other Loan Documents or Borrower's affairs.  Additionally, if any taxes (excluding taxes imposed upon or measured by the net income of Lender but including, without limitation, any note or mortgage taxes and all revenue stamps) shall be payable on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the other Loan Documents, or the creation of any of the Obligations hereunder, by reason of any existing or hereafter enacted federal or state statute, Borrower will pay all such taxes, including, but not limited to, any interest and penalties thereon, and will indemnify and hold Lender and Lender harmless from and against liability in connection therewith.  Additionally, Borrower shall pay all recording, filing and related costs reasonably incurred by Lender in connection with the Loan.  All amounts payable by Borrower pursuant to this Section 9.14 shall be due and payable ten (10) days after written demand to Borrower (which demand shall include invoices for such amounts). All such amounts shall be additional Obligations under this Agreement and shall be secured by the Security Documents and the Collateral.  All such amounts shall bear interest at the Contract Rate (or, if applicable, the Default Rate).

9.15                  Compliance with Legal Requirements.  Borrower shall comply in all material respects with all Legal Requirements applicable to the Property, Borrower, or both.  Borrower shall obtain and keep in force any and all Licenses and Permits, franchises, or other governmental authorizations necessary to the ownership of its material assets or to the conduct of a material portion of its business.  Borrower shall at all times keep and maintain all of its assets in substantial compliance with, and shall not cause or permit any of the same to be in material violation of, any applicable Environmental Legal Requirements.

9.16                  General Indemnity.  Borrower shall indemnify, protect, and hold Lender, Lender and their respective parents, subsidiaries, directors, officers, employees, representatives, Lender, successors, assigns, and attorneys (collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses (including, without limitation, reasonable attorneys' fees and legal expenses whether or not suit is brought and settlement costs), and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Indemnified Parties, in any way relating to or arising out of the Property, the Loan, the Collateral, the Loan Documents or any of the transactions contemplated therein (collectively, the “Indemnified Liabilities”), to the extent that any of the Indemnified Liabilities results, directly or indirectly, from any claim made or action, suit, or proceedings commenced by or on behalf of any Person other than the Indemnified Parties or Borrower.  Notwithstanding the foregoing, an Indemnified Party shall not be entitled to indemnification in respect of claims arising from acts of its own gross negligence or willful misconduct to the extent that such gross negligence or willful misconduct is determined by the final judgment of a court of competent jurisdiction, not subject to further appeal, in proceedings to which such Indemnified Party is a proper party.  The provisions of and undertakings and indemnification set forth in this paragraph shall survive the satisfaction and payment of the Obligations and termination of this Agreement.

9.17                  Leasing and Operational Matters.  Borrower shall be at liberty to renew, modify, amend, terminate or take other actions with respect to existing operating agreements and leases concerning the Property, or enter into new leases or operating agreements on commercially reasonable terms.

9.18                  Filings.  Borrower shall file all federal, state and local tax returns and other reports Borrower is required by law to file.

9.19                  Records and Books.  Borrower shall keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all of its financial transactions.

9.20                  Further Assurances.  Borrower shall, at Lender's request, promptly execute and deliver or cause to be executed and delivered to Lender any and all documents, instruments and agreements reasonably deemed necessary by Lender to perfect or to continue the perfection of Lender's liens or otherwise to give effect to or carry out the terms or intent of this Agreement or any of the other Loan Documents.

9.21                  New Places of Business.  Borrower shall not transfer its principal place of business or chief executive except upon at least thirty (30) days prior written notice to Lender.

9.22                  New Name or State of Organization; Fictitious Names.  Borrower shall not change its name or jurisdiction of organization or use any fictitious name or "d/b/a" except upon thirty (30) days prior written notice to Lender and after the delivery to Lender of UCC-1 financing statements, in form and substance satisfactory to Lender to perfect or continue the perfection of Lender's liens and security interests.

9.23                  Fiscal Year.  Borrower shall not change its fiscal year.

9.24                  Lost Notes, etc.  Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of any Note (or of any other Loan Document which is not of public record), Borrower will issue, in lieu thereof, a replacement Note or replacement other Loan Document in the same principal amount and otherwise of like tenor and identical in all respects.

10.             SPECIAL PROVISIONS.

10.1                  Right to Contest.

10.1.1                    Taxes and Claims by Third Parties.  Notwithstanding the provisions of Section 9.2 which obligate Borrower to pay taxes and other obligations to third parties when due, it is agreed that any tax, assessment, charge, levy, claim or obligation to a third party (expressly excluding an obligation created under the Loan Documents) need not be paid while the validity or amount thereof shall be contested currently, diligently and in good faith by appropriate proceedings and if Borrower shall have adequate unencumbered (except in favor of Lender) cash reserves with respect thereto or if Borrower shall have fully bonded such claim, and provided that Borrower shall pay all taxes, assessments, charges, levies or obligations:  (a) immediately upon the commencement of proceedings to enforce any lien which may have attached as security therefor, unless such proceeding is stayed by proper court order pending the outcome of such contest; and (b) as to claims for labor, materials or supplies, prior to the imposition of any lien on the Property unless the lien is discharged or bonded as set forth in Section 11.1.4.

10.1.2                    Legal Requirements.  Borrower may contest any claim, demand, levy or assessment under any Legal Requirements by any Person if:  (a) the contest is based upon a material question of law or fact raised by Borrower in good faith; (b) Borrower properly commences and thereafter diligently pursues the contest; (c) Borrower demonstrates to the Lender's reasonable satisfaction that Borrower has the financial capability to undertake and pay for such contest and any corrective or remedial action then or thereafter reasonably likely to be necessary; (d) no Event of Default exists; and (e) in any case in which the likely cost of complying with the Legal Requirement in the event the contest is not successfully resolved, as reasonably determined by Lender, is more than $100,000, there is no reason to believe that the contest will not be resolved prior to the Maturity Date.

11.             EVENTS OF DEFAULT.

The following provisions deal with Default, Events of Default, notice, grace and cure periods, and certain rights of Lender following an Event of Default.

11.1                  Default and Events of Default.  The term “Default” as used herein or in any of the other Loan Documents shall mean an Event of Default, or any fact or circumstance which constitutes, or upon the lapse of time, or giving of notice, or both, could constitute, an Event of Default.  Each of the following events, unless cured within any applicable grace period (if any) set forth or referred to below in this Section 11.1, or in Section 11.2, shall constitute an "Event of Default":

11.1.1                    Generally.  A default by Borrower in the performance of any term, provision or condition of this Agreement to be performed by Borrower, or a breach, or other failure to satisfy, any other term, provision, condition, covenant or warranty under this Agreement and such default remains uncured beyond any applicable specific grace period (if any) provided for in this Agreement, or as set forth in Section 11.2 below; or

11.1.2                    Notes, Security Agreement and Other Loan Documents.  A default by Borrower in the performance of any term or provision of any of the Notes, or the Security, or of any of the other Loan Documents, or a breach, or other failure to satisfy, any other term, provision, condition or warranty under any of the Notes, the Security Agreement or any other Loan Document, and the specific grace period, if any, allowed for the default in question shall have expired without such default having been cured; or

11.1.3                    Financial Status and Insolvency.  Borrower shall: (i) admit in writing its inability to pay its debts generally as they become due; (ii) file a petition in bankruptcy or a petition to take advantage of any insolvency act; (iii) make an assignment for the benefit of creditors; (iv) consent to, or acquiesce in, the appointment of a receiver, liquidator or trustee of itself or of the whole or any substantial part of its properties or assets; (v) file a petition or answer seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal Bankruptcy laws or any other applicable law; (vi) have a court of competent jurisdiction enter an order, judgment or decree appointing a receiver, liquidator or trustee of Borrower, or of the whole or any substantial part of the property or assets of Borrower, and such order, judgment or decree shall remain unvacated or not set aside or unstayed for sixty (60) days; (vii) have a petition filed against it seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Federal Bankruptcy laws or any other applicable law and such petition shall remain undismissed for sixty (60) days; (viii) have, under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction assume custody or control of Borrower or of the whole or any substantial part of its property or assets and such custody or control shall remain unterminated or unstayed for sixty (60) days; (ix) have an attachment or execution levied against the Property or other material asset(s) of the Borrower which is not discharged or dissolved by payment or a bond within thirty (30) days; or (x) have any materially adverse change in its financial condition which Lender reasonably determines will have a material adverse effect on its ability to perform its obligations under the Loan Documents to which it is a party on a timely basis; or

11.1.4                    Liens.  A lien for the performance of work, or the supply of materials, or a notice of contract, or an attachment, judgment, execution or levy is filed against the Collateral and remains unsatisfied or is not stayed, discharged or dissolved by a bond (or by Cash Collateral acceptable to the Lender) for a period of thirty (30) days after the filing thereof; or

11.1.5                    Breach of Representation or Warranty.  Any material representation or warranty made by Borrower or Guarantors herein or in any other instrument or document relating to the Loan or to  the Property shall be materially false or misleading when made, or any warranty shall be materially breached.

11.1.6                    Guarantor Default.  Intentionally Deleted.

11.2                  Grace Periods and Notice.  As to each of the foregoing events the following provisions relating to grace periods and notice shall apply:

11.2.1                    No Notice or Grace Period.  There shall be no grace period and no notice provision with respect to the payment of principal at Maturity and no grace period and no notice provision with respect to defaults related to the voluntary filing of bankruptcy or reorganization proceedings or an assignment for the benefit of creditors, or with respect to nonmonetary defaults which are not reasonably capable of being cured, or with respect to a breach of material warranty or representation under Section 8.1. (regarding Financial Information), or with respect to material breaches under Section 9.6 (Restrictions on Liens, Transfers and Additional Debt), and Section 9.7 (Limits on Guaranties).  In addition, the below provisions of this Section 11.2 shall not be applicable where a grace or notice period is otherwise specifically provided for.

11.2.2                    Nonpayment of Interest and Principal.  As to the nonpayment of interest, and installments of principal prior to Maturity, there shall be a ten (10) day grace period without any requirement of notice from Lender.

11.2.3                    Other Monetary Defaults.  All other monetary defaults shall have a ten (10) day grace period following notice from Lender, or, if shorter, a grace period without notice until ten (10) Business Days before the last day on which payment is required to be made in order to avoid:  (i) the cancellation or lapse of required insurance, or (ii) a tax sale or the imposition of late charges or penalties in respect of taxes or other municipal charges.

11.2.4                    Nonmonetary Defaults and Breaches of Warranties and Representations Capable of Cure.

(a)          As to nonmonetary defaults which are reasonably capable of being cured or remedied, unless there is a specific shorter or longer grace period provided for in this Agreement or in another Loan Document, there shall be a thirty (30) day grace period following notice from Lender or, if such default would reasonably require more than thirty (30) days to cure or remedy, such longer period of time (not to exceed a total of one hundred twenty (120) days from Lender's notice) as may be reasonably required so long as Borrower shall commence reasonable actions to remedy or cure the default within thirty (30) days following such notice and shall diligently prosecute such curative action to completion within such one hundred twenty (120) day period.  However, where there is an emergency situation in which there is danger to person or property such curative action shall be commenced as promptly as possible.

(b)          As to breaches of warranties and representations (other than those related to financial information set forth in Section 8.1) there shall be a thirty (30) day grace period following notice from Lender.

11.3                  Certain Remedies.  If an Event of Default shall occur, Lender:

11.3.1                    Accelerate Obligations.  May, at its option, by notice to Borrower, declare the Obligations immediately due and payable provided that in the case of a voluntary petition in bankruptcy filed by Borrower or (after the expiration of the grace period if any set forth in Section 11.1.3 above) an involuntary petition in bankruptcy filed against Borrower, such acceleration shall be automatic whereupon each Note, and all accrued fees and interest and all other Obligations, shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower;

11.3.2                    Pursue Remedies.  May, at its option, pursue any and all remedies provided for hereunder, and/or under any one or more of the other Loan Documents and/or under applicable law.

11.4                    Written Waivers.  If a Default or an Event of Default is waived by the Lender, in its sole discretion, pursuant to a specific written instrument executed by authorized officers of Lender, the Default or Event of Default so waived shall be deemed to have never occurred.

12.             ADDITIONAL REMEDIES.

12.1                  Remedies.  Upon the occurrence of an Event of Default, whether or not the Indebtedness evidenced by the Notes and secured by the Liens shall be due and payable and whether or not Lender shall have instituted any foreclosure or other action for the enforcement of the Liens or the Notes, Lender may, in addition to any other remedies which Lender may have hereunder or under the other Loan Documents or under applicable law, and not in limitation thereof, and in the Lender's sole and absolute discretion:

12.1.1                    Exercise Rights.  Exercise the rights of Borrower under any contract or other agreement in any way relating to the Property and take over and use all or any part of the labor, materials, supplies and equipment contracted for by Borrower, whether or not previously incorporated into the realty; and

12.1.2                    Other Actions.  In connection with any work or action undertaken by Lender pursuant to the provisions of the Loan Documents:

(i)	engage, contractors, engineers, professionals and others for the purpose of furnishing labor, materials and equipment;

(ii)
pay, settle or compromise all bills or claims which may become liens against the property constituting the Collateral, or which have been or may be incurred in any manner in connection with the Property or for the discharge of liens, encumbrances or defects in the title of  the Property or the Collateral;

(iii)	take or refrain from taking such action hereunder as the Lender may from time to time determine; and

(iv)
engage marketing and leasing agents and brokers to advertise, lease or sell portions or all of the Property or other Collateral upon such terms and conditions as the Lender may in good faith determine.

12.2                  Reimbursement.  Borrower shall be liable to Lender for all reasonable sums paid or incurred after an Event of Default to lease, operate, market and/or sell the Property, whether the same shall be paid or incurred pursuant to this section or otherwise, and all payments made or liabilities incurred by Lender hereunder of any kind whatsoever shall be paid by Borrower upon demand with interest at the Default Rate as provided in this Agreement or the Notes from the date of payment by Lender to the date of payment to Lender and repayment of such sums with such interest shall be secured by the Security Documents.

12.3                  Power of Attorney.  For the purpose of exercising the rights of Lender pursuant to this Section 12, as well as any and all other rights and remedies of Lender, Borrower hereby irrevocably constitutes and appoints Lender (or any agent designated by Lender) its true and lawful attorney-in-fact, upon and the occurrence and during the continuance of any Event of Default, to execute, acknowledge and deliver any instruments and to do and perform any acts permitted hereunder or by law in the name and on behalf of Borrower.

12.3                  Appoint Receiver.  Without limiting any other rights, options and remedies Lender may have under the Loan Documents, the UCC, at law or in equity, upon the occurrence and during the continuation of an Event of Default, Lender shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by lender to enforce its rights and remedies and in order to manage, protect and preserve the Property and/or Collateral, to sell or dispose of the Property and/or Collateral, to continue the operation of the business of Borrower and to collect all revenues and profits thereof and to apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Property and/or Collateral shall be finally made and consummated.  To the extent not prohibited by applicable law, Borrower hereby irrevocably consents to, and waives any right to object to or otherwise contest, the appointment of a receiver as provided herein.  Borrower (i) grants such waiver and consent knowingly after having discussed the implications thereof with counsel, (ii) acknowledges that (a) the uncontested right to have a receiver appointed for the foregoing purposes is considered essential by Lender in connection with the enforcement of its rights and remedies hereunder and under the Loan Documents and (b) the availability of such appointment as a remedy under the foregoing circumstances was a material factor in inducing lender to make the Loan to Borrower and (iii) to the extent not prohibited by applicable law, agrees to enter into any and all stipulations in any legal actions, or agreements or other instruments required or reasonably appropriate in connection with the foregoing, and to cooperate fully with Lender in connection with the assumption and exercise of control by any receiver over all or any portion of the Property and/or Collateral.

13.             CASUALTY .

13.1                  Casualty and Obligation To Repair.  In the event of any damage or destruction to any Collateral by reason of hazard or casualty that exceeds $50,000 in the aggregate (collectively, a “Casualty”), Borrower shall give immediate written notice thereof to Lender and Borrower shall proceed with reasonable diligence, in full compliance with all Legal Requirements and the other requirements of the Loan Documents, to repair, restore, rebuild or replace such Collateral (collectively, the “Repair Work”).  Provided, however, Borrower's obligation to perform such Repair Work is subject to an agreement of Lender to release the respective insurance proceeds pursuant to Section 13.3 below.

13.2                  Adjustment of Claims.  All insurance claims shall be adjusted or settled by Borrower, at Borrower's sole cost and expense, but subject to Lender's prior written approval which approval shall not be unreasonably withheld; provided that (a) if no Event of Default exists, Borrower shall have the right to adjust or settle any claim in an amount less than $100,000 without Lender's prior written approval and (b) if any Event of Default exists under any of the Loan Documents, the Lender shall have the right (i) to approve any adjustment or compromise of such claims by Borrower or (ii) to adjust and compromise such claims without the approval of Borrower.

13.3                  Payment and Application of Insurance Proceeds.  All proceeds of insurance shall be paid to Lender or, at Lender's option, shall be applied to Borrower's Obligations or released, in whole or in part, to pay for the actual cost of repair, restoration, rebuilding or replacement (collectively, “Cost To Repair”). Notwithstanding the foregoing, if the Cost To Repair does not exceed $100,000, Lender shall release so much of the insurance proceeds as may be required to pay for the actual Cost to Repair in accordance with the provisions of Section 13.4 if: (i) in Lender's good faith judgment such proceeds, together with any additional funds that may be deposited with and pledged to Lender for the benefit of Lender, are sufficient to pay for the Cost To Repair; (ii) in Lender's good faith judgment the Repair Work is likely to be completed prior to the Maturity Date; (iii) no Event of Default or monetary Default exists under the Loan Documents; and (iv) as soon as is reasonably practical, Borrower commences such Repair Work and diligently prosecutes such Repair Work to completion.

13.4                  Conditions To Release of Insurance Proceeds .  As to any insurance proceeds to be released by Lender pursuant to Section 13.3 hereof in excess of $100,000, Lender may impose reasonable conditions on such release, which may include, but are not limited to, the following:

                                        (i)Prior written approval by the Lender, which approval shall not be unreasonably withheld or delayed, of specifications, cost estimates, and contracts for the restoration or repair of the loss or damage;

                                        (ii)Evidence of costs, payments and completion as Lender may reasonably require;

                                        (iii)If the Cost To Repair does not exceed $100,000, the funds to pay therefor shall be released to Borrower.  Funds shall be released upon final completion of the Repair Work, unless Borrower requests earlier funding, in which event partial disbursements shall be made prior to final completion of the repair, restoration or replacement and the balance of the disbursements shall be made upon full completion and the receipt by Lender of satisfactory evidence of payment and release of all liens;

                                        (iv)Determination by Lender that the undisbursed balance of such proceeds on deposit with Lender, together with additional funds deposited for the purpose, shall be at least sufficient to pay for the remaining Cost To Repair, free and clear of all liens and claims for lien;

                                        (v)The absence of any Event of Default or monetary Default under any Loan Documents.

13.5                  Application of Unreleased Proceeds.  To the extent that any insurance proceeds are not released to Borrower pursuant to this Section 13, such proceeds will be applied to the outstanding Obligations.

14.             ASSIGNMENT AND PARTICIPATION PROVISIONS .

14.1.           Lender shall have the unrestricted right at any time and from time to time, and without the consent of or notice to Borrower or any other Person, to grant to one or more banks, other financial institutions, funds (private or public), investment companies or other parties (each, a “Participant”) participating interests in Lender’s obligation to lend hereunder and/or any or all of the loans held by Lender relating to this Agreement.  In the event of any such grant by Lender of a participating interest to a Participant, whether or not upon notice to Borrower, Borrower shall continue to deal solely and directly with Lender in connection with Lender's rights and obligations hereunder.

14.2.         Lender shall have the unrestricted right at any time and from time to time, and without Borrower's or any other Person's consent, to assign all or any portion of Lender's rights and obligations hereunder and under any other Loan Documents, to one or more banks, other financial institutions, funds (private or public), investment companies or other parties (each, an “Assignee”), and Borrower agrees that it shall execute, or cause to be executed, at no cost to Borrower, such documents, including without limitation, amendments to any documents, instruments and agreements executed in connection herewith, as Lender shall deem necessary to effect any such assignment.  In addition, at the request of Lender and any such Assignee, Borrower shall, at no cost to Borrower, issue one or more new promissory notes, as applicable, to any such Assignee and, if Lender has retained any of its rights and obligations hereunder following such assignment, to Lender, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by Lender prior to such assignment and shall reflect the amount of the respective loans held by such Assignee and Lender after giving effect to such assignment.  Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Lender in connection with any such assignment, and the payment by Assignee of the purchase price agreed to by Lender and such Assignee, such Assignee shall have all of the rights and obligations of Lender hereunder (and under any and all other guaranties, documents, instruments and agreements executed in connection herewith) to the extent that such rights and obligations have been assigned by Lender pursuant to the assignment documentation between Lender and such Assignee, and Lender shall be released from its obligations hereunder and thereunder thereafter arising to a corresponding extent.

14.3.         Lender may furnish any information concerning Borrower in its possession from time to time to prospective Assignees and Participants, provided that Lender shall require any such prospective Assignee or Participant to agree in writing to maintain the confidentiality of such information.

14. 4                   Lender may at any time pledge or assign all or any portion of its interest and rights under the Loan Documents (including all or any portion of its Notes) to any bank, financial institutions, funds (private or public), investment companies or other parties.  No such pledge or assignment or the enforcement thereof shall release Lender from its obligations hereunder or under any of the other Loan Documents.

15.             GENERAL PROVISIONS.                                                    15.1           Notices.  Any notice or other communication in connection with this Loan Agreement, the Notes, the Security Agreement, or any of the other Loan Documents, shall be in writing, and (i) deposited in the United States Mail, postage prepaid, by registered or certified mail, or (ii) hand delivered by any commercially recognized courier service or overnight delivery service such as Federal Express, (iii) sent by facsimile transmission, if a FAX Number is designated below, provided a copy is also sent by first-class mail, (iv) sent by e-mail, of e-mail address is designated below, provided a copy is also sent by first-class mail addressed:

If to Borrower:                  STW Oilfield Construction, LLC
Midland or Dallas address?
Attn:
Fax:
E-mail:

with copies to:                  D. Grant Seabolt, Jr.
In-House Counsel & Corporate Secretary
STW Resources Holding Corp.
5307 E. Mockingbird Lane
5th Floor, Mockingbird Station
Dallas, TX 75206
Fax: 214-580-5571
E-Mail: gseabolt@stwresources.com

If to Lender:                       Joshua Brooks
________________________
________________, Texas
Attention:                 Joshua Brooks
Fax:
E-mail:

with copies to:
Kendrick A. James
Attorney at Law
8827 West Sam Houston Pkwy. N., Suite 200
Houston, Texas 77040
Fax: 713-438-9529
E-mail: kjamestx@gmail.com

Any such addressee may change its address, e-mail and/or fax number for such notices to such other address, e-mail or fax number in the United States as such addressee shall have specified by written notice given as set forth above.  All periods of notice shall be measured from the deemed date of delivery.

A notice shall be deemed to have been given, delivered and received for the purposes of all Loan Documents upon the earliest of:  (i) if sent by such certified or registered mail, on the earlier of the third Business Day following the date of postmark or on the date of actual receipt as evidenced by the return receipt, or (ii) if hand delivered at the specified address by such courier or overnight delivery service, when so delivered or tendered for delivery during customary business hours on a Business Day, or (iii) if facsimile or e-mail transmission is a permitted means of giving notice, upon receipt during customary business hours on a Business Day as evidenced by confirmation.  Any notice delivered outside of the customary business hours on a Business Day shall be deemed received on the next Business Day.

15.2                 No Assignment by Borrower.  Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents or any monies due hereunder or any interest therein without the prior written consent of each of the Lender.

15.3                  Parties Bound; No Third Party Beneficiaries. The provisions of this Agreement and of each of the other Loan Documents shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, except as otherwise prohibited by this Agreement or any of the other Loan Documents. This Agreement is a contract by and between Borrower and Lender for their mutual benefit, and no third person shall have any right, claim or interest against Lender by virtue of any provision hereof.

15.4                  Waivers, Extensions and Releases.

(a)           Subject to Section 15.15 the Lender may at any time and from time to time waive any one or more of the conditions contained herein or in any of the other Loan Documents, or extend the time of payment of the Loan, or release portions of the Collateral from the provisions of this Agreement and from the Security Agreement or any other Security Document, but any such waiver, extension or release shall be deemed to be made in pursuance and not in modification hereof, and any such waiver in any instance, or under any particular circumstance, shall not be considered a waiver of such condition in any other instance or any other circumstance.

(b)           Lender's failure, at any time or times hereafter, to require strict performance by Borrower of any provision of the Loan Documents shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith.  Any suspension or waiver by Lender of an Event of Default under any Loan Document shall not suspend, waive or affect any other Event of Default under any Loan Document, whether the same is prior or subsequent thereto and whether of the same or of a different type.  None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in any Loan Document and no Event of Default under any Loan Documents shall be deemed to have been suspended or waived by Lender, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Lender and directed to Borrower.

15.5                  Governing Law.                                             15.5.1           Substantial Relationship.  It is understood and agreed that all of the Loan Documents shall be deemed to have been delivered in the State of Texas, which state the parties agree has a substantial relationship to the parties and to the underlying transactions embodied, by the Loan Documents.

15.5.2                    Place of Delivery.  Borrower agrees to furnish to Lender at the Lender's office in Houston, Texas all further instruments, certifications and documents to be furnished hereunder.

15.5.3                    Governing Law.  This Agreement and, except as otherwise provided in Section 15.5.4, each of the other Loan Documents shall in all respects be governed, construed, interpreted, applied and enforced in accordance with the internal laws of the State of Texas without regard to principles of conflicts of law.

15.5.4                    Exceptions.  Notwithstanding the foregoing choice of law:

(a)
matters relating to (i) the creation, transfer, perfection, priority and enforcement of the liens on and security interests in the Property or other assets situated in states other than Texas, including by way of illustration, but not in limitation, actions for foreclosure, for injunctive relief, or for the appointment of a receiver, and (ii) the nature of the interest in the Property created, transferred or perfected; the method for foreclosure of the liens on the Property; the nature of the interest in real property that results from foreclosure and the manner and effect of recording or failing to record evidence of a transaction that transfers or creates an interest in real property, shall be governed by the laws of the state where the Property is situated;

(b)
Lender shall comply with applicable law in the state where the Property is situated to the extent required by the law of such jurisdiction in connection with the foreclosure of the security interests and liens created under the Security Agreement and the other Loan Documents with respect to the Property or other assets situated in states other than Texas; and

(c)
provisions of Federal law and the law of the state where the Property is situated shall apply in defining the terms Hazardous Materials, Environmental Legal Requirements and Legal Requirements applicable to the Property as such terms are used in this Loan Agreement and the other Loan Documents.

Nothing contained herein or any other provisions of the Loan Documents shall be construed to provide that the substantive laws of the state where the Property is situated shall apply to any parties' rights and obligations under any of the Loan Documents, which, except as expressly provided in clauses (a), (b) and (c) of this Section 15.6.4., are and shall continue to be governed by the substantive law of the State of  Texas except as set forth in clauses (a), (b) and (c) of this Section 15.6.4.  In addition, the fact that portions of the Loan Documents may include provisions drafted to conform to the law of the state where the Property is situated is not intended, nor shall it be deemed, in any way, to derogate the parties' choice of law as set forth or referred to in this Loan Agreement or in the other Loan Documents.  The parties further agree that the Lender   may enforce their rights under the Loan Documents including, but not limited to, their rights to sue the Borrower or to collect any outstanding indebtedness in accordance with applicable law.

15.6                  Consent to Jurisdiction and Service of Process.  AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF BORROWER OR LENDER, BORROWER HEREBY CONSENTS AND AGREES THAT (EXCEPT AS OTHERWISE MANDATORILY REQUIRED BY APPLICABLE LAW IN ORDER TO ENFORCE LENDER'S RIGHTS UNDER THIS AGREEMENT OR UNDER ANY OF THE OTHER LOAN DOCUMENTS AND EXCEPT AS OTHERWISE PROVIDED IN ANY OF THE OTHER LOAN DOCUMENTS) THE COURT OF HARRIS COUNTY, TEXAS OR, AT LENDER'S OR BORROWER'S OPTION, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS, SHALL HAVE NON-EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND LENDER PERTAINING TO THE LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED THERETO.  BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWER FURTHER CONSENTS AND AGREES THAT SERVICE OF PROCESS IN ANY SUIT BROUGHT FOR ENFORCEMENT OF THIS AGREEMENT  MAY BE MADE BY MAIL IN THE MANNER SET FORTH IN SECTION 16.1 ABOVE.  NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF LENDER TO SERVE LEGAL PROCESS IN ANY MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY LENDER OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

15.7                  JURY TRIAL WAIVER.  BORROWER AND LENDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS LOAN AGREEMENT, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LOAN AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF LENDER RELATING TO THE ADMINISTRATION OF THE LOAN OR ENFORCEMENT OF THE LOAN DOCUMENTS, AND AGREE THAT NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  BORROWER CERTIFIES THAT NO REPRESENTATIVE, LENDER OR ATTORNEY OF LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR BORROWER AND LENDER TO ENTER INTO THE TRANSACTIONS CONTEMPLATED HEREBY.

15.8                  Survival.  All representations, warranties, covenants and agreements of Borrower herein or in any other Loan Document, or in any notice, certificate, or other paper delivered by or on behalf of Borrower pursuant hereto are significant and shall be deemed to have been relied upon by Lender notwithstanding any investigation made by Lender or on its behalf and shall survive the delivery of the Loan Documents and the making of the Loan and each advance pursuant thereto.  No review or approval by Lender or by Lender's Consultants or representatives, of any plans and specifications, opinion letters, certificates by professionals or other item of any nature shall relieve Borrower or anyone else of any of the obligations, warranties or representations made by or on behalf of Borrower under any one or more of the Loan Documents.

15.9                  Cumulative Rights; No Waiver.  All of the rights of Lender hereunder and under each of the other Loan Documents and any other agreement now or hereafter executed in connection herewith or therewith, shall be cumulative and may be exercised singly, together, or in such combination as Lender may determine in its sole good faith judgment.  All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrower contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule given to Lender or contained in any other agreement between Borrower and Lender heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrower herein contained.  The failure or delay of Lender to exercise or enforce any rights, liens, powers or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such liens, rights, powers and remedies, but all such liens, rights, powers, and remedies shall continue in full force and effect until the Loan and all other Obligations shall have been fully satisfied.  All liens, rights, powers, and remedies herein provided for are cumulative and none are exclusive.

15.10                  Limitations on Claims Against Lender.

15.10.1                    Borrower Must Notify.  Lender shall not be in default under this Agreement, or under any other Loan Document, unless a written notice specifically setting forth the claim of Borrower shall have been given to Lender within sixty (60) days after Borrower first had actual knowledge or actual notice of the occurrence of the event which Borrower alleges gave rise to such claim and Lender does not remedy or cure the default, if any there be, with reasonable promptness thereafter.  Such actual knowledge or actual notice shall refer to what was actually known by, or expressed in a written notification furnished to, any of the Authorized Representatives.

15.10.2                    Remedies.  If it is determined by the final order of a court of competent jurisdiction, which is not subject to further appeal, that Lender breached any of its obligations under the Loan Documents and has not remedied or cured the same with reasonable promptness following notice thereof, Lender's responsibilities shall be limited to the payment of any actual, direct, compensatory damages sustained by Borrower as a result thereof plus Borrower's reasonable costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements in connection with such court proceedings.

15.10.3                    Limitations.  Except as prohibited by law, Borrower hereby waives any right it may have to claim or recover against Lender in any litigation any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages.  Borrower certifies that no representative, agent or attorney of Lender has represented, expressly or otherwise, that Lender would not, in the event of litigation, seek to enforce the foregoing waiver.  In no event shall Lender be liable to Borrower or anyone else unless a written notice specifically setting forth the claim of Borrower shall have been given to Lender within the time period specified above.

15.11                  Obligations Absolute.  Except to the extent prohibited by applicable law which cannot be waived, the Obligations of Borrower under the Loan Documents shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of the Loan Documents under all circumstances whatsoever, including, without limitation, the existence of any claim, set off, defense or other right which Borrower may have at any time against the Lender whether in connection with the Loan or any unrelated transaction.

15.12                  Table of Contents, Title and Headings.  Any Table of Contents, the titles and the headings of sections are not parts of this Agreement or any other Loan Document and shall not be deemed to affect the meaning or construction of any of their provisions.

15.13                  Counterparts.  This Agreement may be executed in several counterparts, each of which when executed and delivered is an original, but all of which together shall constitute one instrument.  In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart, which is executed by the party against whom enforcement of this Agreement is sought.

15.14                  Time of the Essence.  Time is of the essence of each provision of this Agreement and each other Loan Document.

15.15                  Amendments; No Oral Changes, etc.   Any amendment or modification of this Agreement must be signed by both Borrower and Lender. In no event shall any oral agreements, promises,  actions, inactions, knowledge, course of conduct, course of dealings or the like be effective to amend, terminate, extend or otherwise modify this Loan Agreement or any of the other Loan Documents.  THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES, AND THE SAME MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

15.16                  Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

15.17                  Cumulative Effect; Conflict of Terms.  The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement.  Except as otherwise provided in any of the Other Agreements or the Security Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the Other Agreements or the Security Documents, the provision contained in this Agreement shall govern and control.

15.18                  Lender's Consent.  Whenever Lender's consent is required to be obtained under any Loan Documents as a condition to any action, inaction, condition or event, Lender shall be authorized to give or withhold such consent in its sole and absolute discretion without regard to reasonableness (unless otherwise expressly provided herein or therein) and to condition their consent upon the giving of additional collateral security for the Obligations, the payment of money or any other matter.

15.19                  Interpretation; Integration.  No provision in any of the Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, drafted or dictated such provision.  This Agreement and the other Loan Documents are intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the other Loan Documents.  All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the other Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement or the other Loan Documents.

15.20                  No Preservation or Marshaling.  Borrower agrees that Lender shall not have any obligation to preserve rights to the Collateral against prior parties or to marshal any Collateral for the benefit of any Person.

15.21                  Waivers by Borrower.  EXCEPT AS IS OTHERWISE EXPRESSLY PROVIDED FOR HEREIN, BORROWER WAIVES (A) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON-PAYMENT, INTENT TO ACCELERATE, ACCELERATION, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY LENDER ON WHICH BORROWER MAY IN ANY WAY BE LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER LENDER MAY DO IN THIS REGARD; (B) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR OBTAINING ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING LENDER TO EXERCISE ANY OF ITS REMEDIES; (C) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; AND (D) NOTICE OF ACCEPTANCE HEREOF.  BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO LENDER'S ENTERING INTO THIS AGREEMENT AND THAT LENDER IS RELYING UPON THE FOREGOING WAIVERS IN FUTURE DEALINGS WITH BORROWER.  BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED SUCH RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

15.22                  Monthly Statements.  While Lender may issue invoices or other statements on a monthly or periodic basis (a “Statement”), it is expressly acknowledged and agreed that:  (i) the failure of Lender to issue any Statement on one or more occasions shall not affect Borrower's obligations to make payments under the Loan Documents as and when due; (ii) the inaccuracy of any Statement shall not be binding upon Lender and so Borrower shall always remain obligated to pay the full amount(s) required under the Loan Documents as and when due notwithstanding any provision to the contrary contained in any Statement; (iii) all Statements are issued for information purposes only and shall never constitute any type of offer, acceptance, modification, or waiver of the Loan Documents or any of Lender's rights or remedies thereunder; and (iv) in no event shall any Statement serve as the basis for, or a component of, any course of dealing, course of conduct, or trade practice which would modify, alter, or otherwise affect the express written terms of the Loan Documents.

15.23                  Recourse Provisions.

15.23.1                    Borrower Fully Liable.  Borrower shall be fully liable for the Loan and the payment and performance of all Obligations of Borrower to Lender.

15.23.2                    Guarantor Liability.  Guarantor shall be liable with respect to the Loan and the payment and performance of the Obligations only to the extent set forth in the Guaranty.

15.23.3                    No Member Liability.  No Member of Borrower shall have any personal liability for the payment and performance of the Obligations

15.24                  USA Patriot Act Notice. Lender hereby notifies Borrower and Guarantor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower and Guarantor, which information includes the name and address of Borrower and Guarantor and other information that will allow Lender to identify Borrower and Guarantor in accordance with the Patriot Act.

IN WITNESS WHEREOF this Agreement has been duly executed and delivered as a sealed instrument as of the date first above written.

Borrower:

STW Energy Services, LLC,
a Texas limited liability company

By:
Lee Maddox, President

Lender:

Joshua Brooks,
An Individual

By:
Joshua Brooks

Exhibit A
Definitions

1.         When used herein, the following terms shall have the following meanings (terms defined in the singular shall have the same meaning when used in the plural and vice versa):

Affiliate - of any Person shall mean any other Person which, directly or indirectly, controls or is controlled by or is under common control with such first-mentioned Person, or any individual, in the case of a Person who is an individual, who has a relationship by blood, marriage or adoption to such first-mentioned Person not more remote than first cousin, and, without limiting the generality of the foregoing, shall include (a) any Person beneficially owning or holding 51% or more of any class of voting stock or partnership interests or limited liability company membership interests of such first-mentioned Person or (b) any Person of which such first-mentioned Person owns or holds 51% or more of any class of voting stock or partnership interests or limited liability company membership interests.  For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock or partnership interests or limited liability company membership interests or by contract or otherwise.

A.M. - a time from and including 12 o'clock midnight to and excluding 12 o'clock noon on any day using Central Time.

Approved Appraised Value – Intentionally Deleted.

Bankruptcy Remote - as to the Borrower, such term shall mean that Borrower (i) is a single purpose entity which owns no assets other than the Property and related assets and (ii) has no Indebtedness and in the future will not incur any Indebtedness other than the Loan and Permitted Additional Debt.

Business Day - every day other than Saturday, Sunday and any other day which is a legal holiday under the laws of the state of Lender's office for notice purposes hereunder or is a day on which banking institutions in such state are required or authorized to close.

Cash Collateral – all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Lender or any Affiliate of Lender or in transit to any of them; which term includes, without limitation, the Tax Escrow Account, all sums deposited in such account and any cash collateral pledged to Lender pursuant to any provision of this Agreement or any of the other Loan Documents.

CERCLA - the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §9601, et seq.), as amended from time to time, which for purposes of this definition shall include, without limitation, the Superfund Amendments and Reauthorization Act.

Collateral – the Property, Cash Collateral and all other property described in the Security Agreement, UCC-1 Filing Statements and the other Security Documents.

Contract Rate – shall mean fifteen percent (15%) per annum.

Default Rate - the Maximum Legal Rate.

Dollars and $ - lawful money of the United States.

Eligible Assignee - shall mean (a) any Affiliate or subsidiary of Lender, and (b) any other Person consented to as such by the Lender.

Environmental Legal Requirements - all federal, state or local laws, statutes, ordinances, or regulations pertaining to industrial hygiene, environmental conditions or the existence, release, generation, storage or disposal of any Hazardous Materials, including but not limited to, CERCLA and RCRA.

Exhibit - means, when followed by a letter, the exhibit attached to this Agreement bearing that letter and by such reference is fully incorporated in this Agreement.

Following Business Day Convention - shall mean the convention for adjusting any relevant date if it would otherwise fall on a day that is not a Business Day.  When used in connection with a date the term, "Following Business Day Convention" shall mean that an adjustment will be made if that date would otherwise fall on a day that is not a Business Day so that the date will be the first following day that is a Business Day.

GAAP - generally accepted accounting principles in the United States of America in effect from time to time.

Guarantors – None.

Hazardous Materials - one or more of the following substances:

(a)                  those substances included within the definitions of "hazardous substances," "hazardous materials" or "toxic substances," in CERCLA, RCRA, Toxic Substances Control Act, Federal Insecticide, Fungicide and Rodenticide Act and the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.);

(b)                  such other substances, materials and wastes which at the time in question are regulated as hazardous or toxic under applicable local, state or federal law, or which are classified as hazardous or toxic under federal, state, or local laws or regulations; and

(c)                  any material, waste or substance which is (i) asbestos, (ii) polychlorinated biphenyls, (iii) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. §1251, et seq. or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. §1317), (iv) explosives, (v) radioactive materials, (vi) petroleum, petroleum products or any fraction thereof or (vii) mold, mildew or fungi.

Indebtedness - as applied to a Person means, without duplication (a) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person on the date as of which Indebtedness is to be determined (b) all obligations of other Persons which such Person has guaranteed and (c) in the case of Borrower (without duplication), the Obligations.

Investment - the acquisition of any real or tangible personal property or of any stock or other security, any loan, advance, bank deposit, money market fund, contribution to capital, extension of credit (except for accounts receivable arising in the ordinary course of business and payable in accordance with customary terms), or purchase or commitment or option to purchase or otherwise acquire real estate or tangible personal property or stock or other securities of any party or any part of the business or assets comprising such business, or any part thereof.

Legal Requirements - all applicable federal, state, county and local laws, by-laws, rules, regulations, codes and ordinances, and the requirements of any governmental agency or authority having or claiming jurisdiction with respect thereto, including, but not limited to, those applicable to health, fire, safety, sanitation, labor and environmental matters and shall also include all orders and directives of any court, governmental agency or authority having or claiming jurisdiction with respect thereto.

Lease Agreements – all lease agreements now existing or entered into by Borrower or any Affiliate of Borrower with respect to the Property including.

Lender - means Crown Financial, LLC and any other Person which hereafter becomes a party hereto as a “Lender” pursuant to the terms of Section 15, each in their individual capacity, and Lenders means, Crown Financial LLC and each such other Person.

Licenses and Permits - all licenses, permits, authorizations and agreements issued by or agreed to by any governmental authority, and including, but not limited to, operational permits, health and safety permits, and such other permits and licenses that may be required to operate the Property and/or Collateral.

Loan Amount - the amount of Loan Proceeds actually advanced or to be advanced by Lender, as defined in Section 2.1.

Loan Documents - this Agreement, the Note, the Security Agreement, the UCC-1 Financing Statements, the Security Documents, the Guaranties, the Environmental Indemnity Agreement and the Other Agreements, all as amended, renewed, modified, replaced, extended or restated from time to time.

Loan Proceeds - all outstanding proceeds of the Loan advanced by Lender.

Maturity - the Maturity Date, or in any instance, upon acceleration of the Loan, if the Loan has been accelerated as a result of the occurrence of an Event of Default.

Maturity Date – Thirty-six (36) months being the date on which the Note is due and payable in full.

Maximum Legal Rate - on any day, the highest non-usurious rate of interest permitted by applicable law on such day, computed on the basis of the actual number of days elapsed over a year of 365/355 days, as the case may be.

Note - any individual promissory note of Borrower payable to the order of Lender and evidencing all or a portion of the Loan, and Notes means all of the Notes, collectively; together with any renewals, extensions or modifications thereof and substitutions therefor.  To the extent that at any time there is only one Note in effect, all references in this Agreement to the "Notes" shall be deemed to refer to such single Note.

Obligations - all liabilities and obligations of Borrower to Lender under and with respect to the Loan, the Note, this Agreement, and the other Loan Documents, and all renewals, increases, extensions, modifications, rearrangements or restatements thereof.  The term includes, without limitation, all principal, interest, charges, expenses, fees, attorneys' fees and any other sums chargeable to Borrower under any of the Loan Documents.

Operating Agreements – all operating agreements now existing or entered into by Borrower or any Affiliate of Borrower with respect to the Property.

Other Agreements - any and all agreements, instruments and documents (other than this Agreement, the Notes and the Security Documents), heretofore, now or hereafter executed by Borrower and delivered to Lender with respect to the transactions contemplated by this Agreement, together with related documentation, all as amended, renewed, modified, extended or restated from time to time.

Person - an individual, partnership, limited liability company, corporation, joint stock company, joint venture, estate, trust or unincorporated organization, or a governmental agency or political subdivision thereof.

Prepayment Premium – The Prepayment Premium will be equal to the amount of interest that would have been received by Lender over the first six (6) months of the Loan, if the Loan had not been repaid, less any interest payments made as part of the principal and interest payments made by borrower pursuant to Section 2.4.1 during the first six (6) months of the Loan.  (By way of example, if the Loan is repaid at the end of month four (4) and Borrower has paid all installments through month four (4), then the Prepayment Penalty would be equal to the interest that would accrue be due and payable throughout the entire first six (6) month period less the four (4) months of interest previously paid, which would be equal to two (2) months of interest).

P.M. - a time from and including twelve o'clock noon to and excluding twelve o'clock midnight on any day using Central Time.

RCRA - the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901, et seq.), as amended from time to time.

Security Documents - the Security Agreement, and associated UCC-1 Financing Statements and all other documents executed by Borrower granting lender security in the Property and Collateral; together with any modifications thereof, additions thereto and substitutions therefor.

Term - the period commencing on the date of the closing of the Loan and ending on the Maturity Date.

UCC - means the Uniform Commercial Code in effect in the State of Texas and the jurisdiction where the Property or any other Collateral is located.

2.         Accounting and Other Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP applied on a consistent basis by the accounting entity to which they refer, and all financial data pursuant to this Agreement shall be prepared in accordance with such principles.  All other terms contained in this Agreement shall have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein.  However, if a term is defined in Article 9 of the UCC differently than in another Article of the UCC, the term has the meaning specified in Article 9 of the UCC.

3.         Certain Matters of Construction.  The terms "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  Any pronoun used shall be deemed to cover all genders.  The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement.  All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any instruments or agreements, including, without limitation, references to any of the Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.  A reference to any agreement, budget, document or schedule shall include such agreement, budget, document or schedule as revised, amended, modified, restated or supplemented from time to time in accordance with its terms and the terms of this Agreement.  The singular includes the plural and the plural includes the singular.  A reference to any Person includes its permitted successors and permitted assigns.  The words "include", "includes" and "including" are not limiting.  The words "approval" and "approved", as the context so determines, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.  Reference to a particular "Section" refers to that Section of this Agreement unless otherwise indicated.

Exhibit B
Property Description

List of equipment

EXHIBIT C
Insurance Requirements

I.                  GENERAL REQUIREMENTS.

The General Requirements set forth herein shall be applicable to the insurance requirements outlined below.

(A)         RELATING TO INSURER.

All insurance coverages required by the Loan Documents must be provided by insurance companies acceptable to the Lender that are rated at least an “A-IX” or better by Best’s Insurance Guide.

Each insurance policy must (i) permit the Lender to pay premiums at the Lender’s discretion and (ii) as respects any third party liability claim brought against the Lender, obligate the insurer to defend Lender as an additional insured thereunder.

(B)         RELATING TO DOCUMENTATION OF COVERAGE.

The Borrower shall submit to Lender an Accord certificate, effective with the closing of the Loan, evidencing all required insurance coverage and that must be furnished annually thereafter, prior to the expiration date of the preceding policy(ies).  The Lender reserves the right to require a complete copy of the policy.

(C)         CANCELLATION AND MODIFICATION CLAUSE.

The insurer hereby agrees that its policy will not lapse, terminate, or be canceled, or be amended or modified to reduce limits or coverage terms unless and until Lender has received not less than thirty (30) days’ prior written notice thereof.  Notwithstanding the foregoing, in the event of cancellation due to non-payment of premium, the insurer shall provide not less than ten (10) days’ Notice of Cancellation to Lender.

(D)         ADDITIONAL INSURED/LOSS PAYEE CLAUSE.

All policies shall name Lender as an additional insured and/or loss payee, as the case may be.

II.                  TYPES OF INSURANCE – DURING THE CONSTRUCTION PERIOD.

The Borrower will at all times keep the Property insured against loss or damage from such causes as are customarily insured against by prudent owners of similar Property.  Without limiting the generality of the foregoing, the Borrower will obtain, and maintain in effect, the following amounts and types of insurance:

A.         LIABILITY INSURANCE.

B.              “ALL RISKS” OR “SPECIAL” FORM PROPERTY INSURANCE.

All Risks insurance against loss or damage to the Property, including perils typically provided under an Extended Coverage Endorsement and other forms of broadened risk perils, and insured  on a “replacement cost” value basis to the extent of the full replacement value of the Property.

C.              WORKERS COMPENSATION INSURANCE.

Workers Compensation insurance covering all employees of the Borrower, or any contractor employed to run, operate or maintain the Property to the extent required by Statutory law, including Other States Coverage.  Policy shall also provide Employer’s Liability coverage for

Bodily Injury by Accident - $500,000 Each Accident

Bodily Injury by Disease - $500,000 Policy Limit

Bodily Injury by Disease - $500,000 Each Employee

D. LIABILITY INSURANCE

COMMERCIAL GENERAL LIABILITY: A Commercial General Liability insurance policy, including contractual liability, with limits of liability for bodily injury and property damage of at least $1,000,000 per occurrence and $2,000,000 annual aggregate, with the Borrower and Lender as additional insureds.

AUTOMOBILE LIABILITY:  An Automobile Liability insurance policy with limits of liability for bodily injury and property damage of at least $1,000,000 per accident.

UMBRELLA LIABILITY:  Umbrella Liability insurance in the minimum amount of $5,000,000 for each occurrence and aggregate combined single limit for all liability, with a $10,000 self-insured retention for exposure not covered in underlying primary policies.  The Umbrella Liability policy shall name in its underlying schedule the policies of Commercial General Liability, Automobile Liability and Employer’s Liability.